Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

Checkers®/Rally’s® Franchisee to Open 20 New Restaurants, Acquire 12 Locations

Agreement to increase franchisee’s total to 54 by 2009

TAMPA, FL – September 1, 2004 – Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR), the nation’s largest double drive-thru chain, today announced that Checkers®/Rally’s® franchisee, National Restaurant Development, Inc., will open 20 new restaurants over the next five years. The restaurants will be built in Checkers/Rally’s markets of Los Angeles, California; Phoenix, Arizona; and Nashville, Tennessee, where the franchisee currently owns and operates more than 20 locations.

National Restaurant Development, Inc., an experienced owner and operator of other quick-service restaurant brands, has also purchased 12 Company-owned Checkers locations in the Atlanta market. Under the terms of the agreements, National Restaurant Development, Inc. will own and operate a total of 54 Checkers/Rally’s locations by 2009.

“We have been extremely pleased with the performance of both our Checkers and Rally’s locations across all of our markets, and we see tremendous potential for the brands,” said Aziz Hashim, CEO of National Restaurant Development, Inc. “Our sales performance and traffic counts prove that Checkers/Rally’s double drive-thru concept is uniquely suited for today’s ‘on-the-go’ consumer, and we’re excited about the opportunity to own and operate additional locations to further penetrate our markets.”

For fiscal 2004, Checkers/Rally’s has entered into development agreements for 67 franchised units over the next five years.

“National Restaurant Development, Inc. is another great example of Checkers/Rally’s successful franchisees. They have a passion for the business, a commitment to their stores and a dedication to operating the brand with excellence,” said Ron Levondosky, Vice President of Franchise at Checkers Drive-In Restaurants, Inc. “We are pleased that they and other franchisees are investing in the brand and growing in many of our key markets.”

For more information about Checkers/Rally’s franchising opportunities, please contact Ted Fumia, Director of Franchise Development at Checkers Drive-In Restaurants, Inc., at 888-913-9135.

Checkers Drive-In Restaurants, Inc. (www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, produces, owns, operates and franchises quick service “double drive- thru” restaurants.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

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Contacts:

Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 682-8211	(412) 562-1186